May 4, 2005


Mail Stop 03-06


Mr. Jeff T. Wilson
Chief Accounting Officer
Microvision, Inc.
19910 North Creek Parkway
Bothell, WA 98011-3008


	RE:	Microvision, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2004 and Related
Filings
File No. 000-21221

Dear Mr. Wilson:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Jeff T. Wilson
Microvision, Inc.
April 12, 2005
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